Exhibit 99.2

Quarter-to-Date
Sales Update

September 23, 2008

(% change versus PY)	July & August 2008	Commentary
Consolidated Sales	17%	Underlying growth of 3% driven by Merchant and Tonnage segments, partially offset by lower Equipment & Energy segment sales (1%). Currency +5%, and natural gas pass-thru +10%.
Merchant Gases	14%	Higher pricing across all regions and higher volumes in Asia. Currency +7%.
Tonnage Gases	34%	Volume growth driven by new plant start-ups partially offset by customer outages/Gustav. Higher natural gas pass-thru +29%. Currency +3%.
Electronics and Performance Materials	3%	Strong sales growth in Performance Materials driven primarily by price increases across all product lines. Electronics equipment sales declined on lower customer capital spending. Non-equipment revenues in Electronics grew modestly on reduced customer
		utilizations (inventory concerns). Currency +3%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results. Effective July 2008, Merchant Gases includes European Healthcare; prior periods have been restated.